EL PASO CORPORATION
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (DOLLARS IN MILLIONS)

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
                                                                                                    FOR THE NINE MONTHS
                                                              FOR THE YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                            --------------------------------------  -------------------
                                                            1997     1998    1999    2000     2001      2001     2002
                                                            ----     ----    ----    ----     ----      ----     ----
Earnings                                                   <c>     <c>     <c>     <c>      <c>       <c>      <c>
    Pre-tax income (loss) from continuing operations       $1,164  $  157  $  329  $ 1,776  $  256    $ (303)  $  328
    Minority interest in consolidated subsidiaries             32      60      93      204     217       170      176
    Income from equity investees                             (208)   (212)   (285)    (392)   (496)     (302)    (296)
                                                            -----   ------  -----   ------    -----    ------   ------
    Pre-tax income (loss) from continuing operations
     before minority interest in consolidated subsidiaries
     and income from equity investees                         988       5     137    1,588     (23)     (435)     208

    Fixed charges                                             744     826     991    1,400   1,492     1,128    1,244
    Distributed income of equity investees                    114      96     194      321     298       225      184
    Capitalized interest                                      (24)    (36)    (64)     (82)    (65)      (51)     (25)
    Preferred returns on consolidated subsidiaries            (47)    (75)   (105)    (220)   (233)     (181)    (187)
                                                            ------  ------  ------  -------  ------    ------   ------
        Totals earnings available for fixed charges        $1,775  $  816  $1,153  $ 3,007  $1,469    $  686   $1,424
                                                            ======  ======  ======  =======  ======    ======   ======
Fixed charges
    Interest and debt costs                               $   655  $  710  $  834  $ 1,114  $1,210    $  911   $1,026
    Interest component of rent                                 42      41      52       66      49        36       31
    Preferred returns on consolidated subsidiaries             47      75     105      220     233       181      187
                                                           ------   ------  ------  -------  ------    -----    -----
        Total fixed charges                               $   744  $  826  $  991  $ 1,400  $1,492    $1,128   $1,244
                                                           ======   ======  ======  =======  ======    =====    ======
Ratio of earnings to fixed charges (1)                       2.39       -    1.16     2.15       -         -     1.14
                                                           ======   ======  ======  =======  ======    =====    ======


(1) Earnings were inadequate to cover fixed charges by $23 million and $10 million for the years ended
    December 31, 2001 and 1998 and by $442 million for the nine months ended September 30, 2001.

    For purposes of computing these ratios: earnings means pre-tax income (loss) from continuing operations before:
     -adjustment fo minority interest in consolidated subsidiaries;
     -income from equity investees, adjusted to reflect actual distributions from equity investments; and
     -fixed charges;
    less:
     -capitalized interest; and
     -preferred returns on consolidated subsidiaries.

    Fixed charges means the sum of the following:
     -interest costs, not including interest on rate refunds;
     -amortization of debt costs;
     -that portion of rental expense which we believe represents an interest factor; and
     -preferred returns on consolidated subsidiaries.

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